EXHIBIT 99.1


                       CENDANT SETS EARNINGS RELEASE DATE


PARSIPPANY, NEW JERSEY, August 4, 1998 - Cendant Corporation (NYSE:CD) said today it would announce second quarter earnings on Thursday, August 13. At that time, Cendant will also release financial results for the first six months of 1998 plus summary restated financial results for the four quarters and full year of 1997. In addition, on August 13, Cendant will release its final estimates of the aggregate impact on 1996 and 1995 net income of accounting irregularities and accounting errors.

Cendant expects to file an amended report on Form 10-K/A containing full audited restated financial statements for 1995, 1996 and 1997 later in August.

The second quarter and first half of 1998 results to be announced on August 13 will not be subject to further revisions based on the results of the company's investigation of accounting irregularities and errors at CUC.

Cendant  also  announced  today  its  notice   requirements  for  submission  of
shareholder proposals for consideration at its 1998 annual meeting of shareholders which was rescheduled for October 1, 1998. In order for shareholder proposals to be considered for inclusion in Cendant's proxy statement relating to the annual meeting under Rule 14a-8 of the Securities Exchange Act of 1934, such proposals must be received by Cendant no later than the close of business on August 14, 1998. In order for shareholder proposals submitted outside Rule 14a-8 (which includes proposals that the regulations under the Securities Exchange Act of 1934 generally do not require to be included in the Company's definitive proxy statement for its annual meeting) to be timely within the meaning of Rule 14a-4(c) under the Securities Exchange Act of 1934 and for purposes of Cendant's by-laws, such proposals must be received by Cendant no later than the close of business on August 7, 1998.

Cendant (NYSE:CD) is the world's premier provider of consumer and business services. Cendant operates in three principal segments: Alliance Marketing, Travel and Real Estate Services. Headquartered in Stamford, CT and Parsippany, NJ, the company has more than 40,000 employees, operates in over 100 countries and makes approximately 100 million customer contacts annually.

CONTACTS:

Roanne Kulakoff
Thomas Davies
Kekst and Company
(212) 521-4800